SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2012

Commission File Number: 000-53750

EMERGING MEDIA HOLDINGS, INC.
(Name of Registrant in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	13-1026995 (I.R.S. Employer Identification No.)
201 South Orange Ave., Suite 1510, Orlando, FL (Address of Principal Executive Offices)	32810 (Zip Code)
407-514-1260 (Issuer’s Telephone Number, Including Area Code)

225 Saddleworth Place, Lake Mary, FL 32746
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2012, the Company’s Board of Directors approved the election of Chris Smith as Chief Executive Officer of the Company and as a member of the Company’s Board of Directors.

Mr. Smith was elected a director, and appointed as our President and Chief Executive Officer, on February 4, 2012, in connection with the acquisition by the Company on December 29, 2011 of all of the outstanding capital stock of Lifestyle Medical Corporation (LMC). Mr. Smith has served as the President of LMC which, since its formation on November 14, 2011, acquired two companies that license and manage men’s health clinics prior to LMC’s acquisition by the Company. Mr. Smith also served as the President of Men’s Medical Corporation since its inception on August 6, 2010. Our planned acquisition of this company was terminated on May 31, 2011, by agreement of all parties, one primary reason being that Men’s Medical Corporation was unable to provide audited financial statements reflecting the acquisition of a minimum of three men’s health clinics, as agreed by the parties and required by the acquisition agreement. Mr. Smith has also been the Managing Member of Saddleworth Ventures LLC, a financial consulting firm, since March 30, 2006.  He graduated from Flagler College with a Bachelor of Arts degree in 1995 majoring in business and economics.  From 2005 until the formation of Saddleworth Ventures LLC, Mr. Smith worked as an independent financial consultant on various projects in the medical field.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING MEDIA HOLDINGS, INC.

Dated: February 9, 2012

By:	/s/Chris Smith
Name:	Chris Smith
President